Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-251282
Prospectus Supplement No. 11
(To Prospectus dated December 22, 2020, as amended by
Prospectus Supplement No. 1 dated December 28, 2020,
Prospectus Supplement No. 2 dated December 30, 2020,
Prospectus Supplement No. 3 dated January 4, 2021,
Prospectus Supplement No. 4 dated January 5, 2021
Prospectus Supplement No. 5 dated January 6, 2021
Prospectus Supplement No. 6 dated January 7, 2021
Prospectus Supplement No. 7 dated January 15, 2021
Prospectus Supplement No. 8 dated January 15, 2021
Prospectus Supplement No. 9 dated January 19, 2021 and
Prospectus Supplement No. 10 dated January 19, 2021)

ASHFORD HOSPITALITY TRUST, INC.
This is Prospectus Supplement No. 11 (this “Prospectus Supplement”) to our Prospectus, dated December 22, 2020, as amended by Prospectus Supplement No. 1, dated December 28, 2020, Prospectus Supplement No. 2, dated December 30, 2020, Prospectus Supplement No. 3, dated January 4, 2021, Prospectus Supplement No. 4, dated January 5, 2021, Prospectus Supplement No. 5, dated January 6, 2021, Prospectus Supplement No. 6, dated January 7, 2021, Prospectus Supplement No. 7, dated January 15, 2021, Prospectus Supplement No. 8, dated January 15, 2021, Prospectus Supplement No. 9, dated January 19, 2021, and Prospectus Supplement No. 10, dated January 19, 2021 (as amended, the “Prospectus”), relating to the offer and sale of up to 10,598,099 shares of common stock, par value $0.01 (“Common Stock”), of Ashford Hospitality Trust, Inc. (the “Company”), by Lincoln Park Capital Fund, LLC (“Lincoln Park”). Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.
We have attached to this Prospectus Supplement our current report on Form 8-K filed January 20, 2021. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.
Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 14 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is January 20, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 19, 2021

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas
Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AHT	New York Stock Exchange
Preferred Stock, Series D	AHT-PD	New York Stock Exchange
Preferred Stock, Series F	AHT-PF	New York Stock Exchange
Preferred Stock, Series G	AHT-PG	New York Stock Exchange
Preferred Stock, Series H	AHT-PH	New York Stock Exchange
Preferred Stock, Series I	AHT-PI	New York Stock Exchange

ITEM 7.01    REGULATION FD DISCLOSURE.
On December 20, 2013, Ashford Hospitality Trust, Inc. (the “Company”) entered into a loan secured by the Residence Inn Manchester, having an original principal amount of $7,400,000 (the “RI Manchester Loan”) and a loan secured by the Residence Inn Jacksonville, having an original principal amount of $10,800,000 (the “RI Jacksonville Loan,” and together with the RI Manchester Loan, the “RI Loans”). The RI Loans have a stated maturity date of January 6, 2024 and have a fixed interest rate of 5.49%.

On July 25, 2014, the Company entered into a loan secured by the Fairfield Inn Kennesaw and Springhill Suites Kennesaw, having an original principal amount of $12,500,000 (“Loan Pool 1”) and a loan secured by the Hampton Inn Buford, Springhill Suites Buford and Hampton Inn Lawrenceville, having an original principal amount of $24,980,000 (“Loan Pool 2,” and together with Loan Pool 1, the “Loan Pools”). The Loan Pools have a stated maturity date of August 1, 2024. Loan Pool 1 has a fixed interest rate of 4.85% and Loan Pool 2 has a fixed interest rate of 4.90%.

On December 31, 2020, the Company executed forbearance agreements for the RI Loans. Terms of the agreements included deferral of: (a) the monthly debt service payment amounts from June 2020 through December 2020; and (b) the monthly FF&E (for the furniture, fixtures and equipment reserve account generally reserved to finance capital improvements to the property) reserve contributions from June 2020 through December 2020. All deferred amounts are to be paid in nine equal monthly installments commencing January 2021.

Additionally, on December 31, 2020, the Company executed forbearance agreements for the Loan Pools. Terms of the agreements included deferral of: (a) the monthly debt service payment amounts from June 2020 through December 2020; and (b) the monthly FF&E reserve contributions from June 2020 through December 2020. All deferred amounts are to be paid in six equal monthly installments commencing July 2021.

ITEM 8.01    OTHER EVENTS.

As previously disclosed, on January 17, 2018, the Company refinanced its $376.8 million mortgage loan. The new mortgage loan totaled $395.0 million (the “Loan”). The Loan has a two-year initial term ending February 9, 2020, and five one year extension options, subject to the satisfaction of certain conditions. The Loan is interest only and provides for an interest rate of LIBOR + 2.92%. The Loan is secured by eight hotels: Embassy Suites Portland, Embassy Suites Crystal City, Embassy Suites Orlando, Embassy Suites Santa Clara, Crowne Plaza Key West, Hilton Costa Mesa, Sheraton Minneapolis, and Historic Inns of Annapolis.

On January 19, 2021, the Company entered into a Modification and Ratification Agreement with the lender (the “Modification Agreement”). Pursuant to the Modification Agreement, the Company paid to the lender the full outstanding amount of delinquent debt service from April 2020 through October 2020. The Modification Agreement waives default interest on the delinquent debt service and, as a result of the Company having previously paid debt service for November 2020 through January 2021, provides that the Loan is no longer in default. In addition, the Company also paid the full outstanding amount of delinquent tax reserve contributions from April 2020 through January 2021. The Modification Agreement waives the monthly FF&E reserve contributions from April 2020 through December 2020. Finally, the Modification Agreement lowers the debt yield extension for the fourth extension period from 10.25% to 8.5% and adds a debt yield extension test for the fifth extension period equal to 9.25%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2021

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ ROBERT G. HAIMAN
Robert G. Haiman
Executive Vice President, General Counsel & Secretary